                                                                      EXHIBIT 99

             FOR IMMEDIATE RELEASE
             Alexion Contacts:
             Leonard Bell, M.D.               Lisa Burns, Justin Jackson (Media)
             President and CEO                Burns McClellan 212-213-0006
             Alexion Pharmaceuticals          Rhonda Chiger (Investor Relations)
             203/776-1790                     Thomson Investor Relations
                                              212-440-9037

             P&G Contacts:
             Jim Martis (Investor Relations) 513-983-9974
             Terry Loftus (Public Affairs) 513-945-8055

         ALEXION PHARMACEUTICALS AND PROCTOR & GAMBLE PHARMACEUTICALS ENTER DRUG DEVELOPMENT COLLABORATION FOR ACUTE CARDIOVASCULAR INDICATIONS

NEW HAVEN, CT, JANUARY 26, 1999 -- Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and Procter & Gamble Pharmaceuticals (NYSE: PG) today announced that the two companies have entered into a collaboration to develop and commercialize Alexion's lead C5 complement inhibitor drug candidate, 5G1.1-SC, currently in Phase IIb clinical trials for patients undergoing cardiopulmonary bypass (CPB) during coronary artery bypass graft (CABG) surgery. Under the terms of the collaboration agreement, development efforts will concurrently assess 5G1.1-SC in the settings of CABG, angioplasty and other acute cardiovascular indications, such as myocardial infarction and unstable angina, as well as other applications. Procter & Gamble will receive development and marketing rights. In return, Alexion will receive up to $95 million in total payments, which may include up to $39 million in pre-commercialization milestone payments. In addition, Alexion retains the right for commercial manufacturing as well as co-promotion rights in the U.S.

Leonard Bell, M.D., President and Chief Executive Officer of Alexion, stated, "We believe that Alexion's collaboration with P&G is the most comprehensive effort to date in the area of complement inhibition for acute cardiovascular disease." Dr. Bell continued, "Within the next 12 months, the collaborative team expects to undertake advanced clinical developments in over one thousand cardiopulmonary bypass patients and heart attack patients. This will provide Alexion with the opportunity to substantially accelerate the rate of clinical development with the objective of commercializing our product at the earliest possible timepoint. Further, coming on the heels of P&G's successful NDA submission for Azimilide, a pioneering anti-arrhythmic cardiovascular drug, we believe that this collaboration is ideally timed to benefit from an established network of clinical development professionals who are experienced in cardiovascular trials."

"As evidenced by this collaboration, P&G Pharmaceuticals is committed to further developing its cardiac pipeline," said Mark A. Collar, head of Procter & Gamble Pharmaceuticals. "In addition to a substantial in house cardiac R&D program, we are working to supplement this effort with a few highly promising external relationships with innovative biotech companies like Alexion Pharmaceuticals which have promising technologies with breakthrough potential. Further, this new opportunity in the cardiac area works well with our effort on Azimilide - an investigational anti-arrhythmic drug currently being reviewed by the FDA."

Results from Phase I/II and Phase IIa CPB studies completed by Alexion last year showed that 5G1.1-SC significantly reduces cardiac damage, new cognitive (brain) deficits, and blood loss in patients undergoing CABG surgery during CPB. Alexion also recently completed dosing of 5G1.1- SC in a Phase I study which was designed to support the CABG studies as well as an anticipated heart attack trial. Alexion's preclinical surrogates for 5G1.1-SC were demonstrated to substantially reduce the myocardial infarction resulting from coronary ischemia in a variety of different experimental models of heart attack and angioplasty published in the June 9, 1998 issue of the American Heart Association's journal Circulation.

According to the most recent statistics available from the American Heart Association, approximately 1,000,000 patients suffer a heart attack, about 400,000 patients undergo angioplasty procedures, and approximately 500,000 CPB procedures are performed in the U.S. each year. Further, according to the same AHA statistics, in excess of $20 billion is spent annually on CABG surgery and CABG-related medical care in the U.S. alone.

Alexion's class of C5 complement inhibitors are specific and potent recombinant drugs which are designed to intervene in the complement cascade by preserving the normal disease-preventing functions of complement proteins while generally inhibiting the disease-causing actions. The Company's lead C5 Inhibitor product, 5G1.1-SC, is a novel, bacterially produced, humanized single chain antibody, specifically designed to rapidly penetrate tissue and limit inflammation.

Procter & Gamble Pharmaceuticals is a part of Procter & Gamble Company, a $38 billion leader in the development, manufacturing and marketing of consumer goods. In prescription medicines, P&GP is focusing on cardiovascular and musculoskeletal health as well as anti-infective therapies. In the cardiovascular area, P&G submitted a new drug application for Azimilide with the U.S. Food and Drug Administration in December 1998. Azimilide is an investigational anti-arrhythmic drug. P&GP is seeking an indication for the maintenance of sinus heart rhythm by prolonging the arrhythmia-free period in patients with atrial fibrillation, atrial flutter or paroxysmal supraventricular tachycardias (PSVT) - - various form of irregular heartbeat.

Alexion Pharmaceuticals, Inc. was founded in 1992 and is engaged in the development of selective immunotherapeutic drugs that generally are designed to inhibit the disease-causing segments of the immune system while preserving the disease-preventing aspects of the immune system. The Company is developing three technology platforms: C5 complement Inhibitors and Apogen T-Cell

Therapeutics, which together target severe cardiovascular and autoimmune disorders; and xenografts for organ transplantation.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS WHICH MAY CAUSE ALEXION'S PLANS TO DIFFER OR RESULTS TO VARY FROM THOSE EXPECTED INCLUDING UNEXPECTED PRE-CLINICAL OR CLINICAL RESULTS, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, DELAYS IN MANUFACTURING, ACCESS TO CAPITAL AND FUNDING, DELAYS AND ADVERSE CHANGES IN DEVELOPMENT OF COMMERCIAL RELATIONSHIPS AND A VARIETY OF RISKS SET FORTH FROM TIME TO TIME IN ALEXION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN ALEXION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JULY 31, 1998. ALEXION UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE RESULTS OF ANY OF THESE FORWARD-LOOKING STATEMENTS WHICH MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.